EXHIBIT 17-1

            PAPERFREE MEDICAL SOLUTIONS, INC.

(the "Company")

Officer and Director Resignation

We hereby resign as Directors and Officers of the Company, effective immediately.

Dated:  May 21, 2008

/s/: Dave Bailey

Dave Bailey

/s/: T. Marshall Wilde

T. Marshall Wilde

/s/: William L. Sklar

William L. Sklar